Exhibit 10.13

PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made by and between The Old Evangeline Downs, L.L.C. d/b/a Races and Aces (“Evangeline Downs”), whose location address is 2685 Office Park Drive, Port Allen, LA 70767, and O.M. Operating, L.L.C. (“O.M. Operating”), whose address is 688 Highway 10, Washington, LA 70589:

IT IS HEREBY AGREED THAT:

1.	This Agreement will allow O.M. Operating to operate the video gaming devices at the Races and Aces Off-Track Betting facility owned and operated by Evangeline Downs in Port Allen, Louisiana (the “Location”). There will be up to one hundred (100) video gaming devices in operation at the Location (the “Equipment”), with any change in the number of machines in operation to be mutually agreed upon by both parties hereto.

2.	The term of this Agreement shall commence upon the latter of (i) the installation by O.M. Operating of the Equipment at the Location, or (ii) upon machine activation by the Louisiana State Police, whenever that shall occur.

3.	The term of this Agreement shall run for a period of one (1) year from the date of commencement. Notwithstanding any provisions for the early termination of this Agreement, O.M. Operating shall have the right to operate the Equipment at the subject Location pursuant to the terms of this Agreement for a minimum of ninety (90) days from the date the Equipment is activated by the Louisiana State Police. Subject only to the above, however, if any time during the term of this Agreement (following the minimum 90 day period set forth above, Evangeline Downs obtains its own license to operate video gaming devices, then Evangeline Downs shall have the right to terminate this Agreement, effective fourteen (14) days following the receipt of written notice of such intention by O.M. Operating at the address indicated above. Following each year this Agreement remains in effect, the parties shall have the option of extending this Agreement for an additional one-year term, subject to the same terms and conditions set forth herein.

If either Evangeline Downs or O.M. Operating breaches any of its material obligations under this Agreement (the “Material Breach”), the non-defaulting party may terminate this Agreement if the party in default fails to cure the Material Breach within ten (10) calendar days following notice from the non-defaulting party reasonably describing the Material Breach.

If O.M. Operating (a) fails to maintain the video gaming devices in efficient operating condition and good working order, (b) fails to provide customary maintenance and repair of such video gaming devices in accordance with the generally accepted standards of the gaming industry, or (c) breaches its warranty obligations as provided in paragraph 7 below, then Evangeline Downs may, in addition to the termination of this Agreement, (i) amend the Purchase Agreement to reduce the purchase price of the video gaming devices to an amount mutually agreeable to the parties, or (ii) otherwise modify the terms of the Purchase Agreement as agreed by the parties.

4.	During the term of this Agreement, O.M. Operating and Evangeline Downs shall each receive a certain percentage of the “Net Location Profit” derived from the Equipment on the premises of the Location. The percentage of Net Location Profit each party shall receive during this Agreement shall vary based on the “Average Net Win Per Game Per Day” (or “Avg. NWPG”) earned by the Equipment at the Location for each thirty (30) days period this agreement is in effect. Such profits will be divided based on the following schedule:

avg. NWPG	Evang. Downs sh.	O.M. share

$125.00 or more per day	80%	20%

$100.00 to $124.99 per day	75%	25%

$75.00 to $99.99 per day	70%	30%

$50.00 to 74.99 per day	65%	35%

$49.99 or less per day	60%	40%

5.	O.M. Operating will be responsible for collecting money from the Equipment at the Location and for counting proceeds from such devices on a regular basis. O.M. Operating will be responsible for operating the sweep account in connection with such winnings and shall have responsibility for making payment of all franchise fees (22.5% of Net Win, or whatever rate is dictated by the State as the current tax rate) payable to the State of Louisiana from the operation of such machines. During the term of this Agreement, O.M. Operating shall fully protect, indemnify, defend and save harmless Evangeline Downs for any and all Expenses (as hereinafter defined) incurred by Evangeline Dows as a result of O.M. Operating’s failure to pay any State of Louisiana franchise tax liability. As used in this Agreement, “Expenses” shall mean any expenses or costs, including without limitation, attorney’s fees, judgments, punitive or exemplary damages, fines, taxes, amounts paid in settlement, and any other costs and expenses incurred in connection with the operation of video gaming devices at the Location.

6.	Throughout the term of this Agreement, O.M. Operating will provide Evangeline Downs their share of the Net Location Profit on a monthly basis, with the proceeds to be delivered by the 10th day of the month following the month of operation. Evangeline Downs will receive a copy of all CVT daily receipts on a daily basis, and Evangeline Downs may, at its discretion, audit drop procedures, expenses, and any other financial information which bears on the financial performance of the Location and/or the Equipment.

7.	Upon the installation of the video gaming devices at the Location, O.M. Operating shall warrant the merchantability and quality of the video gaming devices.

During the term of this Agreement, O.M. Operating or its representative shall provide machine maintenance in accordance with the generally accepted standards of the gaming industry. O.M. Operating agrees (i) to employ high quality equipment and techniques, (ii) to maintain the video gaming devices in efficient operating condition and good working order, and (iii) to provide customary inventories of supplies and repair of parts for such video gaming devices. O.M. Operating will provide experience and qualified personnel and supervisory staff acceptable to Evangeline Downs and will perform all of its obligations under this Agreement in an efficient and workmanlike manner in accordance with the accepted standards of the video gaming industry. O.M. Operating shall receive a fee of $1,500.00 per month to perform the above-described maintenance obligations. O.M. Operating and Evangeline Downs shall share in said expenses proportionately based on each party’s respective percentage of the Net Location Profit for each month.

8.	O.M. Operating will be responsible for hiring all employees in the game room operation, and all such employees will be employed by O.M. Operating. Employee compensation shall be mutually agreed upon by O.M. Operating and Evangeline Downs.

9.	O.M. Operating will be responsible for conducting all daily activities and upholding policies concerning the game room operation in an efficient and productive manner in accordance with the accepted standards of the video gaming industry during the term of this Agreement, as well as for assuring compliance with all state gaming regulations applicable to video gaming. The parties will meet regularly to discuss the operations at said location, however, final approval for any decisions regarding the operations at such Location must be granted by O.M. Operating. All advertising, the subject matter of which is in any way targeted at video gaming, is to be mutually agreed upon by both parties prior to being put into effect, although Evangeline Downs shall be responsible for the expense of all such advertising. O.M. Operating shall retain authority to make or approve any decisions concerning the subject location which affects their video gaming licensing.

10.	Throughout the term of this Agreement, the Equipment is and shall remain the sole personal property of O.M. Operating, or, until such time as Evangeline Downs purchases the Equipment pursuant to the Purchase Agreement between the parties, shall never be a fixture, or become by agreement, act of law, or otherwise, security for any obligation of or property of Evangeline Downs. In the event of breach of this agreement by Evangeline Downs, O.M. Operating may, without legal action, enter upon the premises and recover the Equipment and/or terminate this Agreement. Upon the conclusion of this Agreement, all parts inventory related to the Equipment shall remain the property of O.M. Operating unless and until O.M. Operating agrees to the sale and conveyance of such Equipment by Evangeline Downs as contemplated herein and in the Purchase Agreement between the parties referred to herein. These remedies are in addition to any other remedies available to O.M. Operating at law or in equity.

11.	During the term of this Agreement, O.M. Operating agrees to protect, defend, indemnify and hold harmless Evangeline Downs from and against any and all claims, demands, and causes of action, liability, judgments, damages, costs and expenses, including reasonable attorney’s fees, arising out of or caused by any acts, errors or omissions, negligent (actual or alleged) or willful conduct by O.M. Operating, its agents, officers, directors, licensees, employees, invitees, or any other party in connection with O.M. Operating’s presence on and use of Evangeline Down’s facilities, without regard to the negligence of any party including, without limitation, those arising in connection with a default by Evangeline Downs or any terms or conditions herein or injuries to O.M. Operating’s employees. O. M. Operating’s obligation to indemnify hereunder shall survive the expiration of earlier termination of this Agreement only with respect to claims arising during, or which occurred during the term of this Agreement. O.M. Operating shall carry property, casualty and liability insurance for Equipment, with extended coverage naming Evangeline Downs as a co-insured in accordance with Exhibit “A” attached hereto and made a part hereof.

12.	This Agreement, together with the definitions and terms set forth herein, constitutes the entire agreement of the parties, supersedes any prior understandings, whether oral or written, shall not be modified or assigned without the prior written approval of the parties, shall inure to the benefit and be binding upon the parties, their legal representatives, successors and assigns, and shall be governed by the law of the State of Louisiana. All corporate or other necessary acts have been taken to carry out the terms of this Agreement and the signatories hereto are duly authorized and empowered to execute this Agreement as a binding and legally enforceable contract.

13.	Terms and Definitions

a)	Net Location Profit – The sum of the “Net Win” for all video gaming devices at the location for a given month, less “Location Expenses,” less the “Franchise Fee” owed the State of Louisiana for the operation of video gaming devices. This is the bottom line figure that will be used when calculating the profits to be divided among the parties pursuant to this agreement. It is expressly understood and agreed that O.M. Operating shall have no liability with respect to purse distributions or supplements to the horsemen associated with Evangeline Downs’ horse racing and betting operations.

b)	Net Win – The sum of the money collected by the video gaming devices at the location for a given month. This figure represents dollars in minus dollars out of the video gaming devices before any taxes or expenses are deducted. This number shall be calculated according to the monthly drop records at the location.

c)	Average Net Win per Device per Day – Net Win divided by the number of machines in operation at the location, divided by the number of days in the reporting period. This figure will be used to determine the proportion of Net Location Profits to be paid the respective parties set forth in Paragraph 4 above.

d)	Location Expenses – The sum of money paid for the location, on a monthly basis, for Manager’s salary, salary for Machine Attendants (4) with benefits, salary for Cashiers (4) with benefits, the monthly expense for Technical service and support for video gaming devices. Miscellaneous expenses (for such items as accounting expense, insurance expense, money transfer expense, drop expense, etc.), pay for Security guards (4) with benefits, Armored car expense, Marketing expense, monthly Device Owner Fee, and expense for complimentary services (food and liquor). This list represents the exclusive list of expenses to be deducted from the Net Win, along with the Franchise Fee, to derive Net Location Profit. Additionally, during the first month of operations during this Agreement, Evangeline Downs agrees to share in any necessary and reasonable expenses incurred by O.M. Operating prior to commencing operations at the Location. Such “start-up” costs shall be expensed from the first month’s winnings in the calculation of the Net Location Profit for said month.

Further, it is expressly understood and agreed that in the event Evangeline Downs is not licensed to operate video gaming devices, or for any reason whatsoever, is unable to purchase the Equipment from O.M. Operating under the expiration of the first ninety (90) days of this Agreement, the Net Location Profit shall be split 60/40 with O.M. Operating receiving 40% until the time Evangeline Downs receives its operators license. For the first month following the first ninety (90) days of this Agreement, and for each month thereafter during the term of this Agreement, and any extensions hereof.

THE OLD EVANGELINE DOWNS, L.L.C.		O.M. OPERATING, L.L.C

BY:	/S/ DAVID A. YOUNT	BY:	/S/ JOHN JUREWICZ
	General Manager		President

Date: March 25, 2003		Date: March 25, 2003

Exhibit 10.13

ADDENDUM TO PARTICIPATION AGREEMENT

This Addendum to Participation Agreement (“Addendum”), attached to and made a part of a Participation Agreement (“Agreement”) made by and between The Old Evangeline Downs, L.L.C. d/b/a Races and Aces (“Evangeline Downs”), O.M. Operating, L.L.C. (“O.M. Operating”), which Agreement is dated March 25, 2003. It is expressly agreed that this Addendum shall constitute, supplement and be considered a part of the Participation Agreement between the parties, shall satisfy the requirements of form set forth in said Agreement, and shall inure to the benefit and be binding upon the parties, their legal representatives, successors and assigns, and shall be governed by the law of the State of Louisiana. All corporate or other necessary acts have been taken to carry out the terms of this Addendum and the signatories hereto are duly authorized and empowered to execute this Agreement as a binding and legally enforceable contract.

IT IS HEREBY AGREED THAT:

1.	Evangeline Downs certifies that it has applied for, and currently has pending, an application for an Operating License to operate video gaming devices before the Louisiana Gaming Control Board.

2.	Evangeline Downs further agrees that during the pendency of its application for a video gaming operator’s license from the Louisiana Gaming Control Board, it will take no action to adversely affect its application for such licensing, nor will it voluntarily withdraw such application for any purpose. Evangeline Downs agrees that it will continue, in good faith, to pursue such licensing on its own behalf in a thorough and expeditious manner.

3.	Notwithstanding the minimum ninety (90) day period of operation of video gaming devices set forth in Paragraph 3 of the Participation Agreement between the parties, Evangeline Downs hereby agrees that effective immediately upon its receipt of a valid video gaming operator’s license from the Louisiana Gaming Control Board, it will assume responsibility for payment of O.M. Operating’s obligation to Delta Diversions, Inc. dba AMA Distributors, for the purchase of Equipment to be installed at the Location.

4.	This obligation shall also include any monthly payments on Equipment as well as $64,363.75 prepaid for taxes and freight.

THE OLD EVANGELINE DOWNS, L.L.C.		O.M. OPERATING, L.L.C

BY:	/S/ DAVID A. YOUNT	BY:	/S/ JOHN JUREWICZ
	General Manager		President

Date: March 25, 2003		Date: March 25, 2003